Exhibit (l)

Brown & Wood LLP One World Trade Center New York, N.Y. 10048-0557 Telephone: (212) 839-5300 Facsimile: (212) 839-5599

October 5, 2000

Mercury Senior Floating Rate Fund, Inc. 800 Scudders Mill Road Plainsboro, New Jersey 08536

Ladies and Gentlemen:

This opinion is being furnished in connection with the registration by Mercury Senior Floating Rate Fund, Inc., a Maryland corporation (the “Fund”), of shares of common stock, par value $0.10 per share (the “Shares”), under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Fund’s registration statement on Form N-2, as amended (the “Registration Statement”), under the Securities Act, in the amount set forth under “Amount Being Registered” on the facing page of the Registration Statement.

As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, the By-Laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very truly yours,

/s/ Brown & Wood LLP

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